Exhibit 10.2

SUPPLEMENTAL AGREEMENT

TO

THE THIRD CREDIT FACILITIES AGREEMENT

This Agreement is made to be effective from 23 June 2008 (the “Effective Date of this Agreement”)

AMONG

INNOVEX (THAILAND) LIMITED (Registration No. Bor Aor Chor. Lor Por 253) with its head office located at No. 79 Moo 4 Export Industrial Zone 2, Northern Industrial Estate, Baan Klang Sub-district, Muang Lampoon District, Lampoon Province (hereinafter referred to as the “Borrower”)

BANK OF AYUDHYA PUBLIC COMPANY  LIMITED  (“Bank of Ayudhya”) as the Facility Agent (hereinafter referred to in this Agreement as the “Facility Agent”)

TMB BANK PUBLIC COMPANY LIMITED (“TMB Bank”) as the Security Agent  (hereinafter referred to as the “Security Agent”).

AND

BANK OF AYUDHYA and TMB BANK as the Creditors (hereinafter referred to collectively as the “Creditors” and individually as “Creditor”).

WHEREAS

(D)	The Borrower entered into the Third Credit Facilities Agreement dated 19 December 2006 (the “Third Credit Facilities Agreement”) with the Facility Agent, the Security Agent and the Creditors.

(B)       The Borrower, the Facility Agent, the Security Agent and the Creditors intend to amend the Third Credit Facilities Agreement pursuant to the terms and conditions of this Agreement.

2.	Definition and Interpretation

The parties agree as follows:

1.1       Words and expressions used in this Agreement shall have the same respective meanings as the words and expressions defined in the Third Credit Facilities Agreement except as otherwise defined in this Agreement.

1.2	In this Agreement, except as otherwise defined the reference to the Third Credit Facilities Agreement, the Transaction Documents or any documents related to the Third Credit Facilities Agreement or the Transaction Documents shall include this Agreement.

1.3	From the Effective Date of this Agreement, any terms or conditions in the Third Credit Facilities Agreement or the Transaction Documents or any documents related to the Third Credit Facilities Agreement or the Transaction Documents which contradict the terms amended by this Agreement, then the terms under this Agreement shall prevail and the terms or conditions under the Third Credit Facilities Agreement or the Transaction Documents or any documents related to the Third Credit Facilities Agreement or the Transaction Documents which contradict the terms of this Agreement shall no longer be effective.

2.	Amendment

The Borrower, the Facility Agent, the Security Agent and the Creditors agree to amend and revise the terms of the Third Credit Facilities Agreement as follows:

2.1	Certain definitions as appeared in Clause 1.1 of the Third Credit Facility Agreement shall be supplemented, amended and/or revised as follows:

2.1.1	The definition of “Repayment Schedule for Debt under the Long Term Facility” shall be supplemented to Clause 1.1 of the Third Credit Facilities Agreement to read as follows:

“Repayment Schedule for Debt under the Long Term Facility” means the repayment schedule for Debt under Long Term Facility under the conditions specified in Clause 6.1 and Attachment 1 of this Agreement.

2.1.2	The definition of “Excess Cash from Business Operation” shall be supplemented to Clause 1.1 of the Third Credit Facility Agreement to read as follows”

““Excess Cash from Business Operation” means the excess cash which will be calculated on a quarterly basis (excluding the balance which required to be deposit in the Debt Service Reserve Account) based on the actual cash balance as shown in the consolidated balance sheets of the Guarantor on the last day of the relevant quarter which has been audited by the auditor or reviewed by the authorized director of the Guarantor based on the 10-Q form (in case of first, second and third quarters) subtracted by the following items (a) to (e) and the Borrower will send the report of this calculation to each Creditor within forty five (45) days after the last day of that quarter:
(a)	two (2) months of operating expense (excluding depreciation and other non-cash items) based on the actual cash balance as shown in the previous quarter plus or minus adjustment factors;

(b)	two (2) months of production cost (excluding depreciation and other cash items) based on the actual figures of the previous quarter plus or minus adjustment factors;

(c)	interest payment on working capital facilities, import and export credit facility and Debt under the Long Term Facility and an amount for principle repayment of Debt under the Long Term Facility as prescribed in the Repayment Schedule for Debt under Long Term Facility for the subsequent quarter;

(d)	capital expenditure forecasted for the subsequent quarter; and

(e)	contingency expense in the amount equal to five percent (5%) of the amount under items (a) and (b) above.
2.1.3	The definition of “Equity” as appeared in Clause 1.1of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:

“Equity” means the equity of the Borrower in case of maintaining ratio by the Borrower or the equity of Innovex Group Companies in case of maintaining ratio by the Guarantor which includes paid-up share capital, share premiums, reserves and retained earnings.

2.1.4	The definition of “Debt Service Reserve Account” as appeared in Clause 1.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:

“Debt Service Reserve Account” means Savings Account No. xxx-x-xxxxx-x, an interest bearing account of the Borrower opened and maintained with TMB Bank Public Company Limited, Phahon Yothin branch.

2.1.5	The definition of “Availability Period for Long Term Facility” as appeared in Clause 1.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:

“Availability Period for Long Term Facility” means the period commencing from the Effective Date of the Third Credit Facilities Agreement and expiring on the Effective Date of the Supplemental Agreement to the Third Credit Facilities Agreement.
2.1.6	The definition of “Grace Period” as appeared in Clause 1.1 of the Third Credit Facilities Agreement shall be deleted.

2.1.7	The definition of “Facility” as appeared in Clause 1.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:

“Facility” means the facility provided by the Creditors to the Borrower as restructured under this Agreement”

2.1.8	The definition of “Long Term Facility” as appeared in Clause 1.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:

“Long Term Facility” means the facility in Baht provided by the Creditors to the Borrower for the purpose as specified in Clause 2.2.

2.1.9	The definition of “Fifth Guarantee Agreement” shall be supplemented to Clause 1.1 of the Third Credit Facility Agreement to read as follows:

“Fifth Guarantee Agreement” means the Fifth Guarantee Agreement issued by the Guarantor to the Creditors in accordance with the form of Attachment 2;

2.1.10	The definition of “Pledge of Right of Deposit Agreement” shall be supplemented to Clause 1.1 of the Third Credit Facility Agreement to read as follows:

“Pledge of Right to Deposit Agreement” means the Pledge of Right to Deposit dated 23 June 2008 between the Borrower and the Security Agent for the benefit of the Creditors in relation to the deposit in the Debt Service Reserve Account in the form specified in Attachment 3 of this Agreement.

2.1.11	The definition of “Conditional Assignment of Right to Deposit Agreement” shall be supplemented to Clause 1.1 of the Third Credit Facility Agreement to read as follows:

“Conditional Assignment of Right to Deposit Agreement” means the Conditional Assignment of Right to Deposit Agreement dated 23 June 2008 between the Borrower and the Security Agent for the benefit of the Creditors in relation to the deposit in the Debt Service Reserve Account in the form specified in Attachment 4 of this Agreement.

2.1.12	The definition of “Amended and Restated Second Credit Facilities Agreement” as appeared in Clause 1.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:

“Amended and Restated Second Credit Facilities Agreement” means the Amended and Restated Second Credit Facilities Agreement between the Borrower, the Facility Agent, the Security Agent and the Creditors dated 19 December 2006, the transaction documents under this Agreement and any supplemental agreements to this Agreement.

2.1.13	The definition of “Long Term Debt” as appeared in Clause 1.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:

“Long Term Debt” means any debt that has a repayment maturity of not less than one year of the Borrower in the case of ratio to be maintained by the Borrower or of the Innovex Group Companies in the case of ratio to be maintained by the Guarantor.

2.1.13	The definition of “Aggregate Debt” as appeared in Clause 1.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:

“Aggregate Debt” means all debts and obligations of the Borrower in the case of ratio to be maintained by the Borrower or of the Innovex Group Companies in the case of ratio to be maintained by the Guarantor at any time.

2.1.14	The definition of “Debt under the Long Term Facility” shall be supplemented to Clause 1.1 of the Third Credit Facility Agreement to read as follows:

“Debt under the Long Term Facility” means Debt under the Long Term Facility as prescribed in Clause 2.1

2.1.16	The definition of “Debt Service Coverage Ratio” as appeared in Clause 1.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:

"Debt Service Coverage Ratio" means the ratio of EBITDA divided by debt determined as at the end of each twelve (12) months period of the Borrower's financial year in the case of ratio to be maintained by the Borrower or of the Innovex Group Companies in the case of ratio to be maintained by the Guarantor. For the purpose of this definition, "debt" means the current portion of principal payable on all outstanding Debt under the Long Term Facility for each twelve (12) months period under this Agreement, debt under long term facility under the Supplemental Agreement to the Amended and Restated Second Credit Facilities Agreement and debt under any long term facility (if any) at that time and interest expenses on the Debt under the Long Term Facility under this Agreement, debt under long term facility under the Supplemental Agreement to the Amended and Restated Second Credit Facilities Agreement and debt under any long term facility (if any) become payable for the twelve (12) months period of the Borrower's financial year in the case of ratio to be maintained by the Borrower or of the Innovex Group Companies in the case of ratio to be maintained by the Guarantor except interest expenses on short term loan of the Borrowr or Innovex Group Companies (as the case may be).

2.1.17	The definition of “Interest Coverage Ratio” as appeared in Clause 1.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:

“Interest Coverage Ratio” means the ratio of EBITDA divided by interest determined as at the end of each twelve (12) months period of the Borrower's financial year in the case of ratio to be maintained by the Borrower or of the Innovex Group Companies in the case of ratio to be maintained by the Guarantor. For the purpose of this definition, "interest" means the current portion of interest expenses relevant to each twelve (12) months period of the Borrower's financial year in the case of ratio to be maintained by the Borrower or of the Innovex Group Companies in the case of ratio to be maintained by the Guarantor.

2.2	Clause 2.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:
“2.1

Debt under the Long Term Facility the Borrower’s debt having with the Long Term Creditors pursuant to the Long Term Facility which is restructured under this Agreement under the terms and conditions of this Agreement. As at 31 March 2008, the debt under the Long Term Facility is in the amount of Baht 375,066,968 (Three Hundred Seventy Five Million Sixty Six Thousand Nine Hundred and Sixty Eight Baht)”

2.3	Clause 4.1 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:
“4.1	From the Effective Date of the Supplemental Agreement to the Third Credit Facilities Agreement the Borrower is no longer allowed to utilize the Long Term Facility and the Creditors no longer have obligations in providing the Long Term Facility to the Borrower pursuant to the Third Credit Facilities Agreement.”
2.4	Clause 5.1.4 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:
“5.1.4	Interest for the Debt under the Long Term Facility
The interest rate for the Debt under the Long Term Facility will be at the rate of Average MLR minus one percent (Average MLR-1%) per annum of the amount due under the Debt under the Long Term Facility calculated by the Facility Agent on the Effective Date of this Agreement for the first Interest Period and for the subsequent Interest Period shall be at the rate calculated by the Facility Agent on the first day of the relevant Interest Period to be used for such Interest Period.

For each Interest Period, the Borrower will pay interest for the Debt under the Long Term Facility in compliance with the conditions in this Agreement to the Facility Agent for the benefit of the Long Term Creditors pursuant to its Proportion of Debt by payment within 10:00 a.m. (Bangkok time) on the last Banking Day of each month under the calendar year.
2.5	Clause 6 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:
“6.	Repayment and Prepayment

6.1	Debt under the Long Term Facility

    The Borrower shall repay the Debt under the Long Term Facility to each Long Term Creditor on the last Banking Day of each calendar month (for the total 48 installments) in accordance with Repayment Schedule for Debt under the Long Term Facility commencing from the last Banking Day of October 2008 onwards.

6.2	Before 10.00 a.m on each Repayment Date for Debt under the Long Term Facility, the Borrower will repay the Debt under the Long Term Facility to the Facility Agent for the benefit of the Long Term Creditors in accordance with the condition of Clause 6.1 and in compliance with the Repayment Schedule for Debt under the Long Term Facility.

6.3	After the Borrower has repaid the Debt under the Long Term Facility, the Borrower may not utilize such repayment amount again.

6.4	The Borrower is entitled to prepay the Debt under the Long Term Facility in whole or in part on any Interest Payment Date before the Repayment Schedule for Debt under the Long Term Facility in compliance with the following conditions:
(a)	The Borrower has delivered the notice in writing specifying the intention to prepay the Debt under the Long Term Facility by specifying the amount to be prepaid and the date of such prepayment to the Facility Agent in advance not less than thirty (30) Banking Days;

(b)	Subject to Clause 7.1, the amount to be partially prepaid will be in the amount of not less than Baht 5,000,000 (Five Million Baht) or the integral multiple of Baht 5,000,000 (Five Million Baht) except in the case that the amount to be prepaid is arisen from the Excess Cash from Business Operation pursuant to Clause 11.4;

(c)	The Borrower shall prepay the Debt under the Long Term Facility together with interest calculated until the date of such prepayment and any other amount which is due and payable under this Agreement;

(d)	The amount prepaid will firstly be used to pay the expenses which are due under this Agreement. After that it will be used to pay the fees and interest which are due and payable and the Debt under the Long Term Facility in the inverse order of maturity and pursuant to the terms as specified in Clause 6.2;

(e)	On each prepayment date, the Borrower agrees to pay the prepayment fee equal to two percent (2%) of the amount prepaid to the Facility Agent for the benefit of the Long Term Creditors in compliance with their Proportion of Debt in relation to the Debt under the Long Term Facility except in the case where the prepayment money is obtained from the operation of the Borrower, from any capital increase in the Borrower which occurs after two (2) years from the Effective Date of this Agreement and/or from the Excess Cash from Business Operation, in which case the Borrower shall not be responsible to pay the prepayment fee.
6.5	Any notices of prepayment given by the Borrower shall be irrevocable and the Borrower shall be bound to make the prepayment in accordance with such notice.

6.6	Except as otherwise clearly mentioned in this Agreement, the Borrower is not entitled to prepay all or any part of the Debt under the Long Term Facility. The Debt under the Long Term Facility, which is prepaid, shall not be available for further drawdown.”
2.6	Clause 11.1.6 (b) of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:
“(b)	as soon as they are available, (but in any event within forty five (45) days) after the end of each quarter, copies of unaudited quarterly financial statements of the Borrower and as soon as they are available, (but in any event within forty five (45) days) after the end of the first, second and third quarters, copies of the consolidated financial statement of the Guarantor based on the 10-Q form for the first, second and third quarters and as soon as they are available (but no later than one hundred and twenty (120) days) after the end of the fourth quarter the 10-K annual report of the Guarantor for each year during the term of this Agreement together with the cashflow statements and sources and uses of funds in respect of such periods of the Borrower or the Guarantor (as the case may be) for the number enough for all the Creditors having ensured that they were prepared in accordance with accounting principles and practices generally acceptable in Thailand (in the case of the Borrower) or in the United States of America (in the case of the Guarantor) and gives in conjunction with the notes thereto including the notes on changes in the application of an accounting principles and practices (1) the financial condition of the Borrower or the Guarantor as of the last day of such financial period and (2) the result of the operation of the Borrower or the Guarantor for the period of which they relate, having been prepared with the due care and diligence in the case of the Borrower or accepted by the creditors of the Guarantor in case of the Guarantor.”

2.7	Clause 11.1.11 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:
“11.1.11	The Borrower shall perform the followings:
(a)	The Borrower shall do all acts to have the Guarantor maintain the following ratios based on the consolidated annual financial statements audited by the Auditor acceptable to the Creditors:
(1)	the ratio of Aggregate Debt to Equity at the rate of not exceeding:

(1.1)	12:1 for the year 2010;
(1.2)	3:1 for the year 2011; and
(1.3)	3:1 for the year 2012 and as long as there is any Debt under this Agreement and/or Transaction Documents outstanding.

(2)	the ratio of Long Term Debt to Equity at the rate of not exceeding:

(2.1)	1.5:1 for the year 2010;
(2.2)	1.5:1 for the year 2011; and
(2.3)	1.5:1 for the year 2012 and as long as there is any Debt under this Agreement and/or Transaction Documents outstanding.

(3)	Debt Service Coverage Ratio at the rate not less than:
(3.1)	1.2:1 for the year 2009;
(3.2)	1.2:1 for the year 2010;
(3.3)	1.2:1 for the year 2011; and
(3.4)	1.2:1 for the year 2012 and as long as there is any Debt under this Agreement and/or Transaction Documents outstanding.

(4)	Interest Coverage Ratio at the rate not less than:
(4.1)	1.5:1 for the year 2009;
(4.2)	2:1 for the year 2010;
(4.3)	2:1 for the year 2011; and
(4.4)	2:1 for the year 2012 and as long as there is any Debt under this Agreement and/or Transaction Documents outstanding.
(b)	The Borrower shall maintain the following ratios:
(1)	the Aggregate Debt to Equity ratio based on the unaudited quarterly financial statements of the Borrower and the annual financial statement audited by the Auditor acceptable to the Creditors at the rate of not exceeding:
(1.1)	3:1 for the year 2008; and
(1.2)	3:1 for the year 2009

(2)	the Long Term Debt to Equity ratio based on the unaudited quarterly financial statements of the Borrower and the annual financial statement audited by the Auditor acceptable to the Creditors at the rate of not exceeding:
(2.1)	1.5:1 for the year 2008; and
(2.2)	1.5:1 for the year 2009.
(3)	the Debt Service Coverage Ratio based on the annual financial statement of the Borrower audited by the Auditor acceptable to the Creditors at the rate of not less than 1.2:1 for the year 2009.

(4)	the Interest Coverage Ratio based on the annual financial statement of the Borrower audited by the Auditor acceptable to the Creditors at the rate of not less than 1.5:1 for the year 2009.

(5)	the Return on Assets Ratio based on the annual financial statement of the Borrower audited by the Auditor acceptable to the Creditors at the rate of not less than:
(5.1)	4% for the year 2008;
(5.2)	4% for the year 2009;
(5.3)	6% for the year 2010;
(5.4)	6% for the year 2011; and
(5.5)	6% for the year 2012 and as long as there is any Debt under this Agreement and/or Transaction Documents outstanding.

The Creditors shall have the right to revise the ratios to be maintained and/or the procedures to review the ratios maintained by the Borrower and/or the Guarantor as the Creditors deem appropriate from time to time and the Borrower shall strictly perform and shall do all acts to have the Guarantor strictly performs it obligations as revised from time to time.”

2.8	Clause 11.1.15 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:
“11.1.15	From the Effective Date of this Agreement until the Debt is paid in full, the Borrower shall at all times keep funded the Debt Service Reserve Account in advance with an amount at least equal to (1) the amount of interest payments to the Creditors for the Debt under the Long Term Facility for the subsequent three (3) Interest Periods and (2) the amount of principle payment to the Creditors for the Debt under the Long Term Facility for the subsequent one (1) Interest Period.”
2.9	The following terms shall be inserted to be Clause 11.1.16 of the Amended and Restated Second Credit Facility Agreement to read as follows:
“1.1.16	The Borrower shall deliver the monthly cash flow and performance update of (1) the Borrower and (2) the Guarantor (which include the report on cash flow and performance of the Innovex Group Companies) to each Creditor within the last Banking Day of the subsequent month.”

2.10	The following terms shall be inserted to be Clause 11.4 of the Third Credit Facility Agreement to read as follows:
“11.4

The Borrower shall use the Excess Cash from Business Operation to repay the debt under the working capital facility and the import and export credit facility which are due and payable within three (3) months from the last day of each of the previous quarter and if there is any excess amount from the repayment of debt under the working capital facility and the import and export credit facility, such amount shall be used to repay the Debt under the Long Term Facility in addition to the repayment as specified in Clause 6.1 and the Attachment 1 of this Supplemental Agreement to the Third Credit Facilities Agreement in inverse order of maturity.

The Borrower shall make payment in relation to the Excess Cash from Business Operation to the Creditors within sixty (60) days from the last day of the relevant quarter.”
2.11	Clause 13 of the Third Credit Facilities Agreement shall be repealed and replaced to read as follows:
13.	Security

The Borrower agrees to provide the Security as follows as the security for the debt of the Borrower under the Third Credit Facilities Agreement, the Amended and Restated Second Credit Facilities Agreement, the Transaction Documents and any amendments to these agreements

13.1	The Borrower shall pledge all the Equipment for the benefit of the Creditors under the Equipment Pledge Agreement between the Borrower and the Security Agent for the benefit of the Creditors, from time to time, as soon as practicable for the pledge under the laws or upon request by the Security Agent or Creditors by instructing the Security Keeper designated by the Facility Agent, the Security Agent and the Creditors to control the said Equipment for the benefit of the Creditors and after the Borrower has registered the mortgage of Registerable Equipment in the name of the Creditors under the conditions of Clause 13.3 such Registerable Equipment will be released from the pledge under this clause.

13.2	Registerable Equipment of the Borrower to the Equipment Registrar, from time to time, as soon as practicable under the laws or upon demand by the Security Agent or Creditors and after the registration of the equipment the Borrower must submit all documents which are the evidence of such ownership registration in the equipment which is the original to the Security Agent for the safe custody. The Borrower agrees to complete the mortgage registration of all Registerable Equipment used to install relating to the operation and Project within one (1) year after the Effective Date of this Agreement.
13.3	The Borrower must register the mortgage of all of the Registerable Equipment the ownership of which have already been registered pursuant to Clause 13.2, from time to time, under the form and substance satisfactory to the Creditors as a security for the debt under this Agreement and the Transaction Documents in which case the Borrower shall be responsible to pay for the fees and expenses for such mortgage and after the registration of any Equipment the Borrower shall deliver all the evidences (which is the original) relating to such mortgage to the Security Agent for the benefit of the Creditors, provided that before each registration of the mortgage of the Registerable Equipment, the Borrower shall obtain all consents, licenses, permits or other similar type of documents from any relevant governmental authority, agency, organization, board (including the Board of Investment) or other person as necessary to mortgage that Registerable Equipment.

13.4	In case the Borrower has additional land and/or building for the operating of the Project, the Borrower shall mortgage such land and/or building to the Creditors in the form and substance satisfactory to the Creditors in which case the Borrower shall be responsible to pay for the fees and expenses for such mortgage registration and after any mortgage registration, the Borrower shall deliver all evidences (which is original) relating to such mortgage to the Security Agent for the benefit of the Creditors.

13.5	Within 23 June 2008 the Borrower shall enter into the Pledge of Right to Deposit Agreement and the Conditional Assignment of Right to Deposit Agreement between the Borrower and the Security Agent for the benefit of the Creditors and deliver the relevant books in relation to the account to the Security Agent for the benefit of the Creditors pursuant to the Pledge of Right of Deposit Agreement.

13.6	Within 23 June 2008 the Guarantor shall enter into the Fifth Guarantee Agreement for the benefit of the Creditors.

13.7	The Borrower shall provide additional Security as requested by the Creditors when the Creditors consider that the Security provided by the Borrower to the Creditors under this Agreement or the Transaction Documents are deteriorated or the value of such Security has been diminished.
3.	Continuity of Agreement

Except as amended and supplemented under this Agreement, all terms and conditions under the Third Credit Facilities Agreement, the Transaction Documents and any documents related to the Third Credit Facilities Agreement and the Transaction Documents (including the provisions on security) shall remain in full force and effect among the Borrower, the Facility Agent, the Security Agent and the Creditors and this Agreement shall be deemed as an integral part of the Third Credit Facilities Agreement and the Transaction Documents. The provisions with respect to Representations and Warranties, Affirmative Covenants and Negative Covenants including Event of Default which must be performed or should not be performed as specified in the Third Credit Facilities Agreement, the Transaction Documents and any agreements related to the Third Credit Facilities Agreement and the Transaction Documents shall also apply to this Agreement.

4.	Effective Date of this Agreement

This Agreement shall be effective from the Effective Date of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date specified above.

THE BORROWER:

INNOVEX (THAILAND)   LIMITED

/s/ Randy Acres____________________

THE SECURITY AGENT:

TMB BANK PUBLIC COMPANY LIMITED

/s/ Siripong Sombutsiri____________________
(Mr. Siripong Sombutsiri)

/s/ Saipin Thongkomol
(Ms. Saipin Thongkomol)

THE FACILITY AGENT:
BANK OF AYUDHYA PUBLIC COMPANY LIMITED

/s/ Somsak Deemongkolsuk
(Mr. Somsak Deemongkolsuk)

THE CREDITORS:
TMB BANK PUBLIC COMPANY LIMITED

/s/ Subhak Siwaraksa
(Mr. Subhak Siwaraksa)

/s/ Utoomphorn Kunakom
(Ms. Utoomphorn Kunakorn)

BANK OF AYUDHYA PUBLIC COMPANY LIMITED

/s/ Apinan Hornopparat
(Mr. Apinan Hornopparat)

WITNESS:

/s/ Rochana Huntopap
(Ms. Rochana Huntopap)

WITNESS:

/s/ Kiettirong Daowsook
(Mr. Kiettirong Daowsook)

Attachment 1

Repayment Schedule for Debt under the Long Term Facility

No.	Repayment Date for the Debt under the Long Term Facility Portion 1 (The last Banking Day of each month)	Amount of Repayment (Baht)	Portion of TMB Bank	Portion of Bank of Ayudhya
1	October 2008	1,766,968	883,484	883,484
2	November 2008	1,700,000	850,000	850,000
3	December 2008	1,700,000	850,000	850,000
4	January 2009	1,700,000	850,000	850,000
5	February 2009	1,700,000	850,000	850,000
6	March 2009	1,700,000	850,000	850,000
7	April 2009	6,700,000	3,350,000	3,350,000
8	May 2009	6,700,000	3,350,000	3,350,000
9	June 2009	6,700,000	3,350,000	3,350,000
10	July 2009	6,700,000	3,350,000	3,350,000
11	August 2009	6,700,000	3,350,000	3,350,000
12	September 2009	6,700,000	3,350,000	3,350,000
13	October 2009	6,700,000	3,350,000	3,350,000
14	November 2009	6,700,000	3,350,000	3,350,000
15	December 2009	6,700,000	3,350,000	3,350,000
16	January 2010	6,700,000	3,350,000	3,350,000
17	February 2010	6,700,000	3,350,000	3,350,000
18	March 2010	6,700,000	3,350,000	3,350,000
19	April 2010	6,700,000	3,350,000	3,350,000
20	May 2010	6,700,000	3,350,000	3,350,000
21	June 2010	6,700,000	3,350,000	3,350,000
22	July 2010	6,700,000	3,350,000	3,350,000
23	August 2010	6,700,000	3,350,000	3,350,000
24	September 2010	6,700,000	3,350,000	3,350,000
25	October 2010	9,100,000	4,550,000	4,550,000
26	November 2010	9,100,000	4,550,000	4,550,000
27	December 2010	9,100,000	4,550,000	4,550,000
28	January 2011	9,100,000	4,550,000	4,550,000
29	February 2011	9,100,000	4,550,000	4,550,000
30	March 2011	9,100,000	4,550,000	4,550,000
31	April 2011	9,100,000	4,550,000	4,550,000
32	May 2011	9,100,000	4,550,000	4,550,000
33	June 2011	9,100,000	4,550,000	4,550,000
34	July 2011	9,100,000	4,550,000	4,550,000
35	August 2011	9,100,000	4,550,000	4,550,000
36	September 2011	9,100,000	4,550,000	4,550,000
37	October 2011	11,100,000	5,550,000	5,550,000
38	November 2011	11,100,000	5,550,000	5,550,000
39	December 2011	11,100,000	5,550,000	5,550,000
40	January 2012	11,100,000	5,550,000	5,550,000
41	February 2012	11,100,000	5,550,000	5,550,000
42	March 2012	11,100,000	5,550,000	5,550,000
43	April 2012	11,100,000	5,550,000	5,550,000
44	May 2012	11,100,000	5,550,000	5,550,000
45	June 2012	11,100,000	5,550,000	5,550,000
46	July 2012	11,100,000	5,550,000	5,550,000
47	August 2012	11,100,000	5,550,000	5,550,000
48	September 2012	12,900,000	6,450,000	6,450,000
	Total	375,066,968	187,533,484	187,533,484